Exhibit 10.57

MEMORANDUM OF AGREEMENT
(Interim Chief Executive Officer)

          THIS MEMORANDUM OF AGREEMENT is entered into by and between Bradley Evans (“Evans”) and Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach”), to be effective on and as of December 6, 2007.

          WITNESSETH:

          WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

          WHEREAS, the position of Chugach’s Chief Executive Officer is vacant.

          WHEREAS Chugach’s Board of Directors desires that Evans serve as its interim CEO, and Evans is willing to accept that responsibility and;

          WHEREAS the parties intend that Evans will revert to his present position of Senior Vice President of Power Supply if he does not fill the vacant position on a regular basis.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Interim CEO Duties

                     a.          Evans shall serve as Chugach’s Interim CEO and shall perform his services as such within the framework of Chugach’s Bylaws, policies, procedures and goals as Chugach’s Board of Directors shall from time to time determine, including but not limited to the following:

(i)	Board Policy No. 106, Delegations of Authority from the Board of Directors to the General Manager, Appendix A hereto;

(ii)	Board Policy No. 107, Board of Directors – General Manager Relationship, Appendix B hereto;

(iii)	Board Policy No. 118, Delegation of Certain of the Secretary’s and Treasurer’s Duties to the General Manager, Appendix C hereto; and

(iv)	General Manager Position Description, Appendix D hereto.

In such capacity, Evans (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and (ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

                     b.          While serving as Chugach’s interim CEO, Evans’ present compensation shall be increased by an amount to make his total salary equivalent to $190,000/annum and shall be made effective from the initial date of accepting the interim CEO responsibilities, December 6th, 2007.

                    c.           Further Evans will be given a $10,000 net bonus to be paid on or before January 11, 2008.

          2.       Reversion to Former Position. In the event that Evans does not ultimately fill Chugach’s CEO position on a regular basis, for whatever reason, Evans shall give up his duties as Chugach’s Interim CEO and shall continue in Chugach’s employment as its Senior Vice President of Power Supply with the duties, compensation and other benefits presently associated with that position, subject to all policies applicable to that position.

          3.       Term.    This Agreement shall remain in effect indefinitely until the earlier of: (a) the date of commencement of employment of a new CEO; or (b) either party may give thirty (30) days’ notice of termination of this Agreement, with or without cause, and the Agreement shall terminate as of the notice date. In either case, Evans shall revert to his position of Senior Vice President of Power Supply at that time.

          IN WITNESS WHEREOF, the parties have executed this Memorandum of Agreement to be effective on and as of December 6, 2007.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name:	ELizabeth VAZQUEZ

Title:	Chair, Board of Directors

Bradley Evans